Exhibit 99.1

FOR IMMEDIATE RELEASE

POLONIA BANCORP, INC. ANNOUNCES
APPOINTMENT OF JOSEPH T. SVETIK AS CHIEF EXECUTIVE OFFICER

Huntingdon Valley, Pennsylvania — May 18, 2015. Polonia Bancorp, Inc. (the “Company”) (NASDAQ: PBCP), the holding company of Polonia Bank (the “Bank”), announced today that Joseph T. Svetik has been appointed to the positions of President and Chief Executive Officer and Director of the Company and the Bank and that all regulatory non-objections have been received.

Mr. Svetik, age 66, has spent his entire career in banking. He joined First Star Bank in 1989 and from 2001 until its sale to ESSA Bancorp, Inc. in 2012 he served as Chairman, President and Chief Executive Officer. Mr. Svetik served as a director of ESSA Bancorp, Inc. (Nasdaq: ESSA) from July 2012 to March 2014 and has served as a director of JTNB Bancorp, Inc. and its banking unit Jim Thorpe Neighborhood Bank since September 2014. Prior to First Star Bank, Mr. Svetik spent eight years as a bank examiner and ten years in various positions with the former 3rd Fed Bank in Philadelphia. Since the sale of First Star Bank, Mr. Svetik has provided consulting services to financial institutions.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 91 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800